Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

April 29, 2009

Commonwealth Edison Company

440 South LaSalle Street

Suite 3300

Chicago, Illinois 60605-1028

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Commonwealth Edison Company, an Illinois corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the shelf registration of an unlimited amount of (i) first mortgage bonds of the Company (the “Bonds”) and (ii) unsecured notes of the Company (the “Notes”). Unless otherwise specified in the applicable prospectus supplement, the Bonds will be issued under the Company’s Mortgage (the “Mortgage”), dated July 1, 1923, as amended and supplemented, between the Company and BNY Mellon Trust Company of Illinois (current successor to Illinois Merchants Trust Company), as trustee, and D.G. Donovan, as co-trustee (collectively, the “Mortgage Trustees”), which Mortgage is governed by Illinois law, and the Notes will be issued under the Indenture (the “Senior Indenture”), dated as of September 1, 1987, as amended and supplemented, between the Company and U.S. Bank National Association (current successor to Citibank, N.A.), as trustee (the “Senior Trustee”), which Senior Indenture is governed by New York law.

We have examined and relied upon the Registration Statement and the exhibits filed therewith. We have also examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions set forth below.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. With respect to any instrument or agreement executed or to be executed by any party other than the Company, we have assumed, to the extent relevant to the opinions set forth herein, that (i) such other party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization and (ii) such other party has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by,

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Commonwealth Edison Company

April 29, 2009

and is a valid, binding and enforceable agreement or obligation, as the case may be, of, such other party.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Illinois.

2. Each series of Bonds will be legally issued and binding obligations of the Company when: (i) a supplemental indenture related to such series of Bonds meeting the requirements of the Mortgage has been duly executed and delivered by the Company and the Mortgage Trustees; (ii) the Company’s Board of Directors or the Executive Committee thereof (the “Company Board”) shall have duly adopted final resolutions authorizing the issuance and sale of such series of Bonds as contemplated by the Registration Statement and the Mortgage; and (iii) such series of Bonds shall have been duly executed by the Company and authenticated by the Mortgage Trustees, as provided in the Mortgage and such resolutions, and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

3. Each series of Notes will be legally issued and binding obligations of the Company when: (i) a supplemental indenture related to such series of Notes meeting the requirements of the Senior Indenture has been duly executed and delivered by the Company and the Senior Trustee; (ii) the Company Board shall have duly adopted final resolutions authorizing the issuance and sale of such series of Notes as contemplated by the Registration Statement and the Senior Indenture; and (iii) such series of Notes shall have been duly executed by the Company and authenticated by the Senior Trustee, as provided in the Senior Indenture and such resolutions, and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

Our opinions in paragraphs 2 and 3 with respect to the enforceability of the Bonds and the Notes are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law. Our opinion in paragraph 2 with respect to the enforceability of the Bonds is further subject to (i) the effect of provisions of the Bankruptcy Reform Act of 1978, which may affect the validity of the lien of the Mortgage with respect to property acquired or proceeds realized by the Company after the commencement of bankruptcy proceedings with respect to the Company and (ii) the qualification that certain of the remedial, waiver and other provisions of the Mortgage may be unenforceable in whole or in part under the laws of the State of Illinois, but such unenforceability will not render the Mortgage invalid as a whole or make the Mortgage legally inadequate for the practical realization of the principal benefits or security intended to be provided thereby.

Commonwealth Edison Company

April 29, 2009

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of each series of Bonds and each series of Notes, as the case may be: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; (ii) the Mortgage or the Senior Indenture, as applicable, will not have been modified or amended; and (iii) the Company shall have received any necessary authorization for such issuance, sale and delivery from the Illinois Commerce Commission pursuant to the provisions of the Illinois Public Utilities Act, as amended, and that authorization will be in full force and effect.

This opinion letter is limited to the Federal laws of the United States of America and the laws of the States of Illinois and New York.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the securities to be registered pursuant to the Registration Statement.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/S/ SIDLEY AUSTIN LLP